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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

   1.  Name and Address of Reporting Person:

       Dabbene, Anthony C.
       2 Corporate Plaza, Suite 125
       Newport Beach, CA 92660


   2.  Date of Event Requiring Statement (Month/Day/Year):

       February 25, 1999


   3.  IRS or Social Security Number of Reporting Person
       (Voluntary):

       ---


   4.  Issuer Name and Ticker or Trading Symbol:

       Metalclad Corporation ( MTLC )




   5. Relationship of Reporting Person to Issuer (Check all applicable):

        X Director                       10% Owner
       ---                            ---

        X Officer (give title below)     Other (specify below)
       ---                            ---

       Chief Financial Officer
       -----------------------------


   6.  If Amendment, Date of Original (Month/Year):

       N/A
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                                     Table 1
                  Non-Derivative Securities Beneficially Owned


   1.  Title of Security:

       Common Stock



   2.  Amount of Securities Beneficially Owned:

       125,000



   3.  Ownership Form: Direct (D) or Indirect (I):

       D



   4.  Nature of Indirect Beneficial Ownership:

       N/A


                                    Table II
                Derivative Securities Acquired Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)



   1.  Title of Derivative Security:

       Stock Options


   2.  Date Exercisable and Expiration Date (Month/Day/Year):

               Date         Expiration
            Exercisable        Date
            -----------     ----------

                ---             ---

   3.  Title and Amount of Underlying Securities Underlying
       Derivative Security:

                                   Amount or
                 Title         Number of Shares
           ----------------    ----------------

             Common Stock           500,000
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   4.  Conversion or Exercise Price of Derivative Security:

       ---


   5.  Ownership Form of Derivative Security: Direct (D) or
       Indirect (I):

       ---


   6.  Nature of Indirect Beneficial Ownership:

       ---



   Explanation of Responses:

       ---



   /s/ Anthony C. Dabbene                     2/25/99
   ------------------------------          --------------
   Signature of Reporting Person              Date